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                                                                  EXHIBIT 99(a)1

                              AMENDED AND RESTATED
                              CERTIFICATE OF TRUST
                                       OF
                         USBAM SECURITIES LENDING TRUST

                           a Delaware Statutory Trust

      This Amended and Restated Certificate of Trust of USBAM Securities Lending Trust (the "Trust"), dated as of this 14th day of October 2005, is being duly executed and filed for the purpose of amending and restating the original Certificate of Trust of USBAM Securities Lending Trust, which was filed on August 18, 2005 with the Office of the Secretary of State of the State of Delaware (the "Certificate") to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. Section 3801 et seq. (the "Act").

      The Certificate is hereby amended and restated in its entirety to read as follows:

      1. NAME: The name of the statutory trust is "USBAM Securities Lending Trust."

      2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

            (a) REGISTERED OFFICE. The registered office of the Trust in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

            (b) REGISTERED AGENT. The registered agent for service of process of the Trust in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

      3. EFFECTIVE DATE. This Amended and Restated Certificate of Trust shall be effective upon the date and time of filing.

      4. LIMITATION OF LIABILITY. Notice is hereby given that pursuant to
Section 3804 of the Act the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

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      IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has executed this Amended and Restated Certificate of Trust as of the date first above written.

                                    By:      /s/ Benjamin R. Field III
                                        ---------------------------------------
                                        Benjamin R. Field III
                                        as Trustee and not individually
                                        c/o U.S. Bancorp Asset Management, Inc.
                                        800 Nicollet Mall
                                        Minneapolis, MN 55402